As filed with the Securities and Exchange Commission on January 24, 2006.
Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

 YM BIOSCIENCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia	2836	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4; telephone (905) 629-9761
(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc., 1420 Fifth Avenue, Suite 3400, Seattle, Washington 98101; telephone (206) 903-5448
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, B.C. Canada V7Y 1K4	Sonia Yung Heenan Blaikie LLP Suite 2600, 200 Bay Street South Tower, Royal Bank Plaza Toronto, Ontario Canada M5J 2J4	Len Vernon YM Biosciences Inc. Suite 400, Building 11 5045 Orbitor Drive Mississauga, Ontario Canada L4W 4Y4

 Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):
A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒ at some future date (check appropriate box below)
1. ☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2. ☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3. ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Units
Common Shares
Warrants
Total	(1)	U.S.$75,000,000 (2)	U.S.$8,025

(1)
There are being registered under this registration statement such indeterminate number of warrants of the Registrant and such indeterminate number of common shares of the Registrant (including common shares issuable upon exercise of any warrants) as shall have an aggregate initial offering price of U.S.$75,000,000. Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this short form preliminary prospectus has been filed with the Ontario Securities Commission but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the Ontario Securities Commission..

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This short form prospectus has been filed under legislation in Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about their securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New issue	January 24, 2006
Subject to completion

YM BIOSCIENCES INC.
U.S.$75,000,000
Common Shares
Warrants
Units

We may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the “prospectus”) remains effective, up to U.S.$75,000,000 in aggregate of common shares (issued separately or upon exercise of warrants), warrants and units comprising any combination of the foregoing.

The specific terms of any securities offered will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

Our common shares are listed on the Toronto Stock Exchange (TSX) under the symbol “YM”, on the American Stock Exchange (AMEX) under the symbol “YMI” and on the Alternative Investment Market of the London Stock Exchange (AIM) under the symbol “YMBA”.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this prospectus, in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of U.S. companies.

Purchasing our securities may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement fully.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated or organized under the laws of Nova Scotia, Canada, a majority of our directors are not U.S. residents and a majority of our officers and certain of the experts named in this prospectus are residents of Canada and a substantial portion of our assets are located outside the United States.

Our business and an investment in our securities involve significant risks. See “Risk Factors”.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

ii

As used in this prospectus, the terms “YM”, the “Corporation”, “we”, “our” and “us” refer to YM BioSciences Inc. and, depending on the context, its consolidated subsidiaries, and the term “common shares” refers to our common shares.

EXCHANGE RATES

The following table sets out certain exchange rates based upon the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The rates are set out as United States dollars per CDN$1.00 and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

	Years Ended June 30			Three Months Ended September 30, 2005
	2003	2004	2005
Low	0.6264	0.7085	0.7489	0.8041
High	0.7492	0.7880	0.8493	0.8615
Average	0.6620	0.7441	0.8000	0.8324

On January 23, 2006, the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York for Canadian dollars was CDN$1.00 = U.S.$0.8687.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP). For a description of the material differences between Canadian GAAP and accounting principles generally accepted in the United States (U.S. GAAP) as they relate to our financial statements, see note 12 to our audited consolidated financial statements incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We are incorporating by reference in this short form prospectus certain information contained in documents filed by us with securities regulatory authorities in Canada. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein.

You may obtain copies of the documents incorporated by reference in this prospectus on request without charge from our Director, Finance and Administration at Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4, Telephone: (905) 629-9761, as well as through the sources described below under “Additional Information”.

The following documents are specifically incorporated by reference in this prospectus:

(a)	our annual information form dated September 8, 2005;

(b)
our audited consolidated balance sheets as at June 30, 2005 and 2004 and our consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three year period ended June 30, 2005, including the notes thereto and the auditors’ report thereon;

(c)	management’s discussion and analysis of our financial condition and results of operations for the year ended June 30, 2005;

(d)	our unaudited comparative interim consolidated financial statements as at and for the three months ended September 30, 2005, including the notes thereto;

(e)	management’s discussion and analysis of our financial condition and results of operations for the three months ended September 30, 2005;

(f)
supplemental information on Canadian and United States Generally Accepted Accounting Principles in respect of our unaudited comparative interim consolidated financial statements as at and for the three months ended September 30, 2005 and 2004; and

(g)
our management information circular dated September 20, 2005 in respect of the annual and special meeting of our shareholders held on November 17, 2005 (excluding information which, pursuant to National Instrument 44-101 Short Form Prospectus Distributions issued by the Canadian Securities Administrators, is not required to be incorporated by reference).

All material change reports (excluding confidential material change reports) and unaudited interim consolidated financial statements of YM (and management’s discussion and analysis relating thereto) filed by us with the securities regulatory authorities in Canada after the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference in this prospectus.

When new documents of the type referred to in the paragraphs above are filed by us with, and where required accepted, by the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus and the previous documents of the type referred to in the paragraphs above and all material change reports, unaudited interim consolidated financial statements (and management’s discussion and analysis relating thereto) and certain prospectus supplements filed by us with the securities regulatory authorities in Canada before the commencement of our financial year in which the new documents are filed will no longer be deemed to be incorporated by reference in this prospectus.

In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, we may incorporate by reference into this prospectus other information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) if and to the extent expressly provided therein.

A prospectus supplement containing the specific terms of any securities offered will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of securities covered by that prospectus supplement unless otherwise provided therein.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which the prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about us and the securities, please refer to the registration statement, including the exhibits to the registration statement.

We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith, we file reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as United States companies.

The reports and other information filed by us with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect hereto.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym, “SEDAR”. Reports and other information about us are also available for inspection at the offices of the TSX.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the laws of Nova Scotia, Canada. Most of our directors and officers, and certain of the experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of these securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of these securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Heenan Blaikie LLP, that a judgment of a United States court is enforceable in Canada if: (a) there is a real and substantial connection between the events, persons and circumstances and the United States judgment such that the United States court properly assumed jurisdiction; (b) the United States judgment is final and conclusive; (c) the defendant was properly served with process from the United States court; and (d) the United States substantive or procedural law that led to the judgement is not contrary to Canadian policy. We are advised that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation are enforceable in Canada.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed DL Services Inc. as our agent.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this short form prospectus that are not based on historical fact, including without limitation statements containing the words "believes," "may," “likely,” "plans," "will," "estimate," "continue," "anticipates," "intends," "expects" and similar expressions, constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, without limitation, changing market conditions, our ability to obtain patent protection and protect our intellectual property rights, commercialization limitations imposed by intellectual property rights owned or controlled by third parties, intellectual property liability rights and liability claims asserted against us, the successful and timely completion of clinical studies, the impact of competitive products and pricing, new product development, uncertainties related to the regulatory approval process, product development delays, our ability to attract and retain business partners and key personnel, future levels of government funding, our ability to obtain the capital required for research, operations and marketing and other risks detailed elsewhere in this short form prospectus and in the documents incorporated by reference herein. These forward-looking statements are based on our beliefs and expectations on the date the statements are made, and subject to the requirements of applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this short form prospectus might not occur and you should not place undue reliance on forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including:

•	the risk of our inability to profitably commercialize our products

•	the extent of any future losses

•	the risk of our inability to establish or manage manufacturing, development or marketing collaborations

•	the risk of delay of regulatory approvals and, ultimately, product launches

•	dependence on third parties for successful commercialization of our products

•	insufficient quota of active ingredient supply to complete clinical trials or to meet commercial demand

•	the risk of the termination or conversion to non-exclusive licenses or our inability to enforce our rights under our licenses

•	the uncertainty of recovery of advances to joint venture subsidiaries

•	other factors discussed under “Risk Factors”.

YM BIOSCIENCES INC.

OUR BUSINESS

We are a biopharmaceutical company engaged in the development of drugs and other products primarily for the treatment of cancer. We in-license substances designed for use by cancer patients in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval.

Our head office and principal place of business is Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4. Our registered office is 1959 Upper Water Street, Suite 800, Halifax, Nova Scotia, Canada, B3J 2X2.

In 1995, we secured our first drug licenses and our initial financing. We initially licensed a range of drug products at various stages of assessment and development, including certain of the Corporation's current anti-cancer products. In 1998, we determined to concentrate on anti-cancer products. We have used funds raised in our initial financing and subsequent financings in 1997, 1999, 2000, 2002, 2003 and 2004 to advance certain of our licensed drug products through clinical trials in Canada, the United States and Europe, and to expand our portfolio of anti-cancer products by licensing additional drug and cancer-related products in later stages of development.

OUR PRODUCTS

We have four product candidates currently in the clinical stage of development:

o TESMILIFENE is a small molecule chemopotentiator that has been clinically demonstrated to augment the anti-tumor activity of the cytotoxic drug families of anthracyclines and taxanes and preclinically of other families of chemotherapy. We received a positive Special Protocol Assessment from the United States Food and Drug Administration (the “FDA”) for a pivotal, 700-patient Phase III trial comparing the combination of tesmilifene together with a standard-of-care anthracycline chemotherapy to the anthracycline chemotherapy alone. Recruitment for that trial was completed in September 2005. In a previous Phase III trial, Tesmilifene was used in combination with doxorubicin and demonstrated a greater than 50% increase in survival in women with metastatic and recurrent breast cancer compared with the patients treated with doxorubicin alone.

o NIMOTUZUMAB (previously known as TheraCIM hR3), a humanized monoclonal antibody, targeting the protein known as Epidermal Growth Factor Receptor ("EGFr"), is designed to treat epithelial cancers and to be administered prior to, simultaneously with, or subsequent to, chemotherapy and radiotherapy. In various Phase II trials, the drug has significantly improved the reported complete response rate to radiation in head-and-neck tumors and demonstrated clinical benefit in adult and pediatric glioma. The drug has been approved for sale in the People’s Republic of China for nasopharangeal cancer and for head and neck cancer in Argentina and Columbia. Our rights to nimotuzumab have been sub-licensed to Oncoscience AG of Germany (“Oncoscience”) for our European territory, to Kuhnil Pharmaceutical Company for our Korean territory and to Innogene Kalbiotech Ltd. of Singapore for certain Pacific-rim countries (excluding Japan) and certain African countries.

o AeroLEF™, a proprietary formulation of both free and liposome-encapsulated fentanyl administered by pulmonary inhalation, is being developed for the treatment of severe and moderate acute pain and cancer pain. AeroLEF™ has been developed to provide both rapid onset and extended relief while recognizing the need for interpersonal variability as well as inter-episode variability in the amount of drug needed. Health Canada cleared for initiation a randomized, 120-patient Phase III trial in the fourth quarter of 2005.

o NORELINTM is a therapeutic vaccine designed to stimulate in patients production of antibodies against GnRH, resulting in reduced production of hormones that may cause or contribute to the growth of certain sex-hormone dependent cancers. It has completed a Phase I/II safety and immunogenicity trial in hormone-sensitive prostate cancer suggesting that the approach may be better tolerated than currently available therapies.

We also have interests in products at the pre-clinical stage of development including a portfolio of small molecule oncology compounds (propargylamines), a TGFα Cancer Vaccine and a HER-1 Cancer Vaccine. The propargylamines have demonstrated in-vivo biological activity, a favourable profile in pre-clincial toxicology studies and enhancement of the effectiveness of cytotoxic agents in drug-resistant cells with cytoprotection of normal cells. We intend to advance these products into clinical trials. We voluntarily suspended our license for the TGFα Cancer Vaccine and HER-1 Cancer Vaccine in order to permit the licensor to directly relicense the two vaccines to a wholly-owned subsidiary of CancerVax Corporation in the United States. In connection with an out-licensing agreement by the licensor to CancerVax, CancerVax has announced that it has received a license from the Office of Foreign Asset Control of the United States Department of Treasury authorizing Tarcanta Inc. and Tarcanta, Ltd. (collectively, "Tarcanta"), two wholly-owned subsidiaries of CancerVax, to enter into the transactions with CIMAB SA (“CIMAB”) and our corporation.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Prospective investors should carefully consider, together with other matters referred to in this prospectus, the following risk factors. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations and cash flows could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

We are in the early stages of development and, as a result, are unable to predict whether we will be able to profitably commercialize our products.

Since our incorporation in 1994, none of our products, licensed or owned, have received regulatory approval for sale in any jurisdiction. Accordingly, we have not generated any revenues from the commercialization of our products. A significant commitment of resources to conduct clinical trials and for additional product development will be required to commercialize most of the products. There can be no assurance that our products will meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable cost or be successfully marketed, or that the investment made by us in the commercialization of the products will be recovered through sales, license fees or related royalties.

We have a lack of revenues and a history of losses and, therefore, are unable to predict the extent of any future losses or when or if we will become profitable.

Up to June 30, 2005, we recognized as revenue approximately $748,020 from the commercialization of our licensed products, TGFa and HER-1 from Tarcanta, and tesmilifene from Shin Poong Pharmaceutical Company of Seoul, Korea. As at June 30, 2005, we have an accumulated deficit of $60,751,894. We expect expenditures and the accumulated deficit to increase as we proceed with our commercialization programs until such time as any sales, license fees and royalty payments may generate sufficient revenues to fund our continuing operations. There can be no assurances that the revenues from the commercialization of our products will be sufficient to offset increases in expenditures and the accumulated deficit and therefore there can be no assurance of when or if we will become profitable.

We depend upon others for the manufacture, development and sale of our products. If we are unable to establish or manage collaborations in the future, there could be a delay in the manufacture, development and sale of our products.

We do not conduct any basic research of our own. Basic research on a particular drug product is conducted by biopharmaceutical companies, scientific and academic institutions and hospitals, or scientists affiliated with those institutions. Once the basic research is complete, we enter into license agreements to in-license the right to develop and market the products. We have negotiated certain in-licensing agreements with the University of Manitoba, CancerCare Manitoba, Vincent Research and Consulting, CIMAB, Biostar Inc., and the Veterinary Infectious Disease Organization (a division of the University of Saskatchewan). In addition, AeroLEF™ technology was developed at Dalhousie University.

We enter into arrangements with and are dependent on others with respect to the manufacture, development and sale of our in-licensed products. Product development includes, but is not limited to, pre-clinical testing, clinical testing, regulatory approvals and the development of additional regulatory and marketing information. Our ability to successfully develop and commercialize our in-licensed products is dependent on our ability to make arrangements with others on commercially acceptable terms. The product development process may be delayed or terminated if we cannot secure or maintain such arrangements on terms acceptable to us or at all. We do not have long-term material third party manufacture, formulation or supply agreements, except with respect to one of our licensed products, nimotuzumab, which is expected to be manufactured in small quantities for testing by CIMAB or a related party, subject to certain terms and conditions of the licensing agreements between us and CIMAB. However, we have entered into an agreement with Pharm-Olam International, Ltd. in connection with clinical testing and product development of tesmilifene.

We expect to enter into out-licensing agreements with others with respect to the manufacturing and marketing of our drug products. We may retain co-development and marketing rights if management determines it appropriate to do so. At this time, we have entered into two out-licensing agreements.

We entered into the first out-licensing agreement through our subsidiary, CIMYM Inc., an Ontario corporation ("CIMYM"). On November 12, 2003, CIMYM out-licensed the rights for nimotuzumab in most of Europe to Oncoscience. Under the terms of the agreement, CIMYM is entitled to receive up to U.S.$30 million as a share of any amounts received by Oncoscience in relation to the development or sublicensing of the product and as a royalty on initial net sales. Once CIMYM has received U.S.$30 million, CIMYM will continue to receive royalties on net sales of nimotuzumab but at a lesser percentage.

YM and CIMYM (Barbados) entered into the second out-licensing agreement with Tarcanta and CIMAB relating to the licensing of TGFa and HER-1 to Tarcanta from CIMAB. CancerVax has announced that it has received a license from the United States Department of Treasury authorizing Tarcanta to enter into the transactions with CIMAB and us. On July 13, 2004, the Corporation, CIMYM (Barbados), CIMAB and Tarcanta entered into a License, Development, Manufacturing and Supply Agreement. Under the terms of this agreement, the 2001 CIMYM License has been suspended until such time, if at all, that there is a default under the agreement with Tarcanta. Under the terms of the new agreement and in consideration for the suspension of the 2001 CIMYM License, we were entitled to receive an aggregate payment of $1,000,000 payable in four equal instalments, with the final payment being made on December 31, 2005. In addition, under the new agreement we may receive 35% of an aggregate of $16,350,000 in milestone payments to be paid by Tarcanta upon the successful completion of certain research and development activities. We have no continuing involvement in these research and development activities and have no future obligations under the development plan established by the out-licensing arrangement between CIMAB and Tarcanta. Finally, we retain an interest in the revenues from the manufacture, marketing and sub-licensing of the drugs.

There can be no assurance that we will be successful in maintaining our relationships with research institutions or others or in negotiating additional in-licensing or out-licensing agreements on terms acceptable to us or at all, or that any such arrangements will be successful. In addition, there can be no assurance that other parties will not enter into arrangements with such entities for the development or commercialization of similar products or that the parties with whom we have made such arrangements will not pursue alternative technologies or develop products on their own or in collaboration with others, including our competitors. If we do not establish sufficient in-licensing and out-licensing arrangements, we may encounter delays in product introductions or may find that the development, manufacture or sale of our licensed products could be materially adversely affected.

We have no experience in commercial manufacturing of our products and may encounter problems or delays in making arrangements for products to be commercially manufactured, which could result in delayed development, regulatory approval and marketing.

We have not commercially launched any of our licensed or owned products and have no commercial manufacturing experience. To be successful, the products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. We do not have and do not intend to acquire facilities for the production of our products although we may invest in the ownership of production facilities if appropriate opportunities are available.

Nimotuzumab is expected to be manufactured in small quantities for testing by CIMAB or a related party, subject to certain terms and conditions of the licensing agreements between us and CIMAB. Currently these expectations are being met. There can be no assurance, however, that such entities will be able to develop adequate manufacturing capabilities for commercial scale quantities in a commercially reasonable manner.

Tesmilifene and Norelin™ (which are licensed by us) and AeroLEF™ (which is owned by us) are currently manufactured, finished and filled in small quantities for testing by third parties. The manufacturing processes for these drugs are such that we expect that commercial quantities of these drugs can be manufactured. If current suppliers cannot manufacture commercial quantities or we otherwise experience a problem with current suppliers, it will be necessary for us to obtain these drugs from new suppliers. We do not have supply agreements with the third party suppliers of tesmilifene, Norelin™ or AeroLEF™, but such suppliers have produced quantities for us, or in the case of AeroLEF™ for DELEX Therapeutics Inc. (“DELEX”), to specification on purchase order. We expect that we could find new suppliers for these drugs, if necessary. There can be no assurance, however, that we or our licensor will be able to reach satisfactory arrangements with our current suppliers or, if necessary, new suppliers or that such arrangements will be successful.

All manufacturing facilities must comply with applicable regulations in their jurisdiction or where products are to be sold. In addition, production of the licensed and owned products may require raw materials for which the sources and amount of supply are limited. An inability to obtain adequate supplies of such raw materials could significantly delay the development, regulatory approval and marketing of our licensed and owned products.

We are dependent on devices from third parties in order to successfully commercialize AeroLEF™.

Third-party devices will be an important element for successful commercialization of AeroLEF™ in both the inpatient and outpatient settings.

We have selected the AeroEclipse(R) inhalation device for our Phase II clinical studies for the inpatient indications for AeroLEF™ and anticipate using the AeroEclipse(R) for our planned Phase III clinical studies for the inpatient market opportunity. Material changes to the AeroEclipse(R) device by the manufacturer or a decision to switch to an alternative inhalation device would likely delay the initiation of Phase III clinical trials. Switching after the initiation of Phase III studies, however, would require additional clinical trials and would significantly delay the commercialization of AeroLEF™. Currently DELEX purchases the AeroEclipse(R) and it does not have a defined supply agreement.

While inpatient use of AeroLEF™, in the hospital or hospice setting, is easily accomplished with existing equipment such as the AeroEclipse(R), outpatient use will require a portable nebulization device. Several devices currently exist and are available for use with approved respiratory agents (bronchodilators, antibiotics, steroids). We have an active development program to evaluate and identify the best devices for use with AeroLEF™ and other pipeline products. Although we would prefer to access these devices on arms-length basis from the manufacturer, we will explore the benefits of a strategic partnership that could provide for custom adaptations to optimize product delivery, lower prices or other benefits.

The Drug Enforcement Administration limits the availability of the active ingredients in certain of our current drug candidates and, as a result, our quota may not be sufficient to complete clinical trials, or to meet commercial demand or may result in clinical delays.

The Drug Enforcement Administration (“DEA”) regulates chemical compounds as Schedule I, II, III, IV and V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Certain active ingredients in AeroLEF™, such as fentanyl are listed by the DEA as Schedule II under the Controlled Substances Act of 1970. Consequently, their manufacture, research, shipment, storage, sale and use are subject to a high degree of oversight and regulation. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription. Further, the amount of Schedule II substances we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand. There is a risk that DEA regulations may interfere with the supply of the drugs used in our clinical trials, and, in the future, our ability to produce and distribute our products in the volume needed to meet commercial demand.

We are dependent on licenses from third parties and the maintenance of licenses is necessary for our success.

We have obtained our rights to the licensed products under license agreements from various third party licensors as follows:

(a)	License Agreement between CIMYM and CIMAB dated January 24, 2001 with respect to TGFa and HER-1, which agreement has been suspended in accordance with the terms of the Tarcanta out-licensing;

(b)
License Agreement between our corporation, the University of Manitoba and The Manitoba Cancer Treatment and Research Foundation, carrying on its undertaking as CancerCare Manitoba, dated November 2, 2000 with respect to tesmilifene;

(c)	License Agreement between our Corporation and Biostar Inc. dated October 11, 2000 with respect to Norelin™; and

(d)	License Agreement between our Corporation and CIMAB dated May 3, 1995 with respect to nimotuzumab.

As we own AeroLEF™ , we do not have to license it.

We depend upon the license rights to the licensed products and commercialization of the licensed products. While we believe we are in compliance with our obligations under the licenses, certain licenses may be terminated or converted to non-exclusive licenses by the licensors if there is a breach of the terms of the licenses. There can be no assurance that the licenses are enforceable or will not be terminated or converted. The termination or conversion of the licenses or our inability to enforce our rights under the licenses would have a material adverse effect on our business as we would not have the rights to the products that we are developing. To the extent that management considers a particular license to be material to our undertaking, we have entered into a signed license agreement for that license. Terms of certain remaining licenses are to be determined at a later date. The in-license agreements to which we are currently a party require us to maintain and defend the patent rights that we in-license against third parties.

Although our current licenses are governed by the laws of Ontario, the enforcement of certain of them may necessitate pursuing legal proceedings and obtaining orders in other jurisdictions, including the United States and the Republic of Cuba. There can be no assurance that a court judgment or order obtained in one jurisdiction will be enforceable in another. In international venture undertakings it is standard practice to attorn to a neutral jurisdiction to seek remedy for unresolved commercial disputes. These arrangements are usually negotiated as part of the original business agreement. In the case of the license agreements with us, the parties have agreed that the law governing the agreements is Ontario law and the parties will attorn to the courts of Ontario or the Federal court of Canada to resolve any dispute regarding the agreements.

One of our products is licensed from Cuba, a developing country. As is the case in many developing countries, the commercial legal environment in Cuba is in a formative stage and may be subject to greater political risk. It is possible that we may not be able to enforce our legal rights in Cuba or against Cuban entities to the same extent as we would be able to do so in a country with a more developed commercial and legal system. Termination of our license arrangements or difficulties in enforcement of such arrangements could have a material adverse effect on our ability to continue development of our licensed products.

We have a number of license agreements with CIMAB. CIMAB is an institution of the Government of Cuba that purportedly operates at arms-length from the state bureaucracy with regard to its business, scientific and administrative decision-making. It is akin to a "crown corporation" in Canada. CIMAB's management is purportedly both autonomous and responsible for the success of their business decisions. Despite the fact that CIMAB's management is purportedly both autonomous and responsible for business decisions and that the license agreements with us declare Ontario law as the governing law, because of the fact that CIMAB is a state-owned entity, we will not be able to force CIMAB to comply with any judgment if CIMAB or the Government of Cuba refuses to comply.

We have advanced funds to our joint venture subsidiaries which we are only entitled to recover when the joint venture's net income exceeds the amount of cumulative advances.

YM and CIMAB entered into a funding agreement with CIMYM in November 1995 (the "Funding Agreement") in connection with the 1995 CIMYM License. The Funding Agreement provides that we will arrange for the appropriate studies and clinical trials for the licensed products held by CIMYM and will fund the cost of such studies and trials provided that doing so would not be commercially or scientifically unreasonable. Accordingly, we make the final determination as to whether or not a clinical trial expense is justified with respect to any given product.

CIMYM (Barbados) was incorporated in Barbados in May 1996 to market the licensed products under the 1995 CIMYM License outside of Canada. YM provides funding to CIMYM (Barbados) under similar terms and conditions as funding provided to CIMYM, except that CIMYM has a payable outstanding for the amounts advanced by us to CIMYM, while CIMYM (Barbados) has issued redeemable preferred shares to us for the amounts advanced to CIMYM (Barbados).

We are entitled to be reimbursed for all funds we provide pursuant to the Funding Agreement out of revenue generated from the exploitation of the 1995 CIMYM License, subject to the successful development of the licensed products and adequate generation of revenue. There can be no assurance, however, that we will be able to recover the advances, as we are not entitled to recover such advances unless and until the joint venture's net income exceeds the amount of the cumulative advances.

As at June 30, 2005, we have advanced $32.5 million to CIMYM and CIMYM (Barbados), collectively. Accordingly, we have set up a reserve in full against the other joint venture partners’ share of the advances. All advances have been expensed and, therefore, any reimbursement of such advances would be considered to be income by us.

We are reliant on licensors for research on new products.

We do not conduct our own basic research with respect to the identification of new products. Instead, we rely upon research and development work conducted by others as a primary source for new products. While we expect that we will be able to continue to identify licensable products or research suitable for licensing and commercialization by us, there can be no assurance that this will occur.

We conduct our business internationally and are subject to laws and regulations of several countries which may affect our ability to access regulatory agencies and may affect the enforceability and value of our licenses.

We have conducted clinical trials in more than 20 countries including Canada, the United Kingdom, India, Russia and the United States and intend to, and may, conduct future clinical trials in these and other jurisdictions. There can be no assurance that any sovereign government, including Canada's, will not establish laws or regulations that will be deleterious to our interests. There is no assurance that we, as a Canadian corporation, will continue to have access to the regulatory agencies in any jurisdiction where we might want to conduct clinical trials or obtain final regulatory approval, and there can be no assurance that we will be able to enforce our licenses in foreign jurisdictions. Governments have, from time to time, established foreign exchange controls which could have a material adverse effect on our business and financial condition, since such controls may limit our ability to flow funds into a particular country to meet our obligations under in-licensing agreements, and to flow funds which we may be entitled to, in the form of royalty and milestone payments, under out-licensing agreements out of a particular country In addition, the value of our licenses will depend upon the absence of punitive or prohibitive legislation in respect of biological materials.

We also conduct our business internationally in that we currently license products and technologies from sources in Canada and Cuba. We have previously licensed, and intend to and may license, products from sources in other jurisdictions.

We have licensed nimotuzumab from CIM, an academic institute in Cuba. The United States has maintained an embargo against Cuba, administered by the United States Department of Treasury. The laws and regulations establishing the embargo have been amended from time to time, most recently by the passage of the Cuban Liberty and Democratic Solidarity Act (the "Helms-Burton Bill"). The embargo applies to almost all transactions involving Cuba or Cuban enterprises, and it bars from such transactions any U.S. persons unless such persons obtain specific licenses from the United States Department of Treasury authorizing their participation in the transactions. There is Canadian legislation (the Foreign Extraterritorial Measures Act) which provides generally that judgments against Canadian companies under the Helms-Burton Bill will not be enforced in Canada. The U.S. embargo could have the effect of limiting our access to U.S. capital, U.S. financing, U.S. customers and U.S. suppliers. In particular, our products licensed from Cuban sources, noted above, are likely to be prohibited from sale in the United States unless the United States Department of Treasury issues a license or the embargo is lifted.

Our licensed rights to the TGFa Vaccine and the HER-1 Vaccine are suspended under the terms of the out-licensing agreement between us, CIMYM (Barbados), CIMAB and Tarcanta relating to the licensing of TGFa and HER-1 by Tarcanta from CIMAB. In connection with the out-licensing agreement, CancerVax has announced that it has received a license from the United States Department of Treasury authorizing Tarcanta to enter into the transactions with CIMAB and us.

The Helms-Burton Bill authorizes private lawsuits for damages against anyone who "traffics" in property confiscated, without compensation, by the Government of Cuba from persons who at the time were, or have since become, nationals of the United States. We do not own any real property in Cuba and, to the best of our knowledge, and based upon the advice of the Cuban government, none of the properties of the scientific centers of the licensors from where the licensed products were developed and are or may be manufactured was confiscated by the Government of Cuba from persons who at the time were, or have since become, nationals of the United States. However, there can be no assurance that this is correct.

RISKS RELATED TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

We may be a "passive foreign investment company" which could result in adverse U.S. tax consequences for U.S. investors.

We may be deemed to be a "passive foreign investment company" ("PFIC"). A PFIC is a non-U.S. corporation that meets an income test and/or an asset test. The income test is met if 75% or more of a our gross income is "passive income" (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) in any taxable year. The asset test is met if at least 50% of the average value of our assets produce, or are held for the production of, passive income. Based on our current income, assets and activities, we may be a PFIC. As a result, a U.S. holder of our common shares could be subject to increased tax liability, possibly including an interest charge, upon the sale or other disposition of the U.S. holder's common shares or upon the receipt of "excess distributions".

We may not be able to obtain necessary funding from sales or license fees or royalties and, as a result, may need to try to obtain future capital through the public market or private financing which may not be available on acceptable terms or at all.

We may require additional funding for the commercialization of our products, licensed and owned, and if new products are licensed or acquired and put into development. The amount of additional funding required depends on the status of each project or new opportunity at any given time. Our business strategy is to in-license rights to promising drug products, further develop those products by progressing the products toward regulatory approval by conducting and managing clinical trials, and finally to out-license rights to manufacture and/or market resulting drug products to other pharmaceutical firms in exchange for royalties and license fees. Due to the in- and out-licensing arrangements and our dependence on others for the manufacture, development and sale of our in-licensed products, we do not have consistent monthly or quarterly expenditures and cannot determine the amount and timing of required additional funding with any certainty. As at June 30, 2005 we had cash and short-term deposits totalling $30,568,845 and payables of $3,825,615.

We assess our additional funding needs on a project-by-project basis from time-to-time. To the extent that we are unable to fund our expenditures from sales, license fees and royalties, it may be necessary to reconsider whether to continue existing projects or enter into new projects, or it may be necessary to access either the public markets or private financings whenever conditions permit. In addition, we have no established bank financing arrangements and there can be no assurance that we will be able to establish such arrangements on satisfactory terms or at all. Such financing, if required and completed, may have a dilutive effect on the holders of our common shares. There is no assurance that such financing will be available if required, or that it will be available on favorable terms.

Our operating results and stock price may fluctuate significantly.

The trading price of our common shares, as with many emerging biopharmaceutical companies, is likely to be highly volatile. Factors such as the efficacy of our products or the products of our competitors, announcements of technological innovations by us or our competitors, governmental regulations, developments in our patents or other proprietary rights, our licensors or our competitors, litigation, fluctuations in our operating results, thin capitalization, market conditions for biopharmaceutical stocks and general market and economic conditions could have a significant impact on the future trading price of our common shares. In addition, our common shares highly volatile since it may take years before any of our licensed products will receive final regulatory approval to be marketed in Canada, the United States or other territories.

There is no assurance that an active trading market in our common shares will be established and, sustained.

Our common shares are listed for trading on the TSX, AMEX and AIM. However, there can be no assurance that an active trading market in our common shares on these stock exchanges will develop or be sustained.

RISKS RELATED TO OUR INDUSTRY

If our pre-clinical and clinical testing of drug products do not produce successful results, we will not be able to commercialize our products.

Each of our products, licensed or owned, must be subjected to additional pre-clinical and/or clinical testing in order to demonstrate the safety and efficacy of our products in humans. Our ability to commercialize our products will depend on the success of currently ongoing pre-clinical and clinical trials and subsequent pre-clinical and clinical trials that have not yet begun.

We are not able to predict the results of pre-clinical and clinical testing of our drug products. It is not possible to predict, based on studies or testing in laboratory conditions or in animals, whether a drug product will prove to be safe or effective in humans. In addition, success in one stage of testing is not necessarily an indication that the particular drug product will succeed in later stages of testing and development. There can be no assurance that the pre-clinical or clinical testing of our products will yield satisfactory results that will enable us to progress toward commercialization of such products. Unsatisfactory results may have a material adverse effect on our business, financial condition or results of operations as it could result in us having to reduce or abandon future testing or commercialization of particular drug products.

If our competitors develop and market products that are more effective than our existing product candidates or any products that we may develop, or obtain marketing approval before we do, our products may be rendered obsolete or uncompetitive.

Technological competition from pharmaceutical companies, biotechnology companies and universities is intense and is expected to increase. Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we have. Our future success depends in part on our ability to maintain a competitive position, including our ability to further progress our products, licensed or owned, through the necessary pre-clinical and clinical trials towards regulatory approval for sale and commercialization. Other companies may succeed in commercializing products earlier than we are able to commercialize our products or they may succeed in developing products that are more effective than our products. We consider our main competitors to be: Genentech, Inc. Genentech, Lorus Therapeutics Inc., ISIS Pharmaceuticals and Eli Lilly and Company with respect to tesmilifene; Aphton Corporation (“Aphton”), TAP Pharmaceuticals and AstraZeneca PLC with respect to Norelin™; and Abgenix Inc., Amgen Inc., Genmab A/S, ImClone Systems Inc. ("ImClone"), Bristol-Myers Squibb Company, Merck KGaA, OSI Pharmaceuticals, Inc., F.Hoffmann-LaRoche Ltd., Genentech, Inc. (“Genentech”) and AstraZeneca with respect to nimotuzumab. The main competitors for the AeroLEF™ product are Cephalon, Inc., Endo Pharmaceuticals Holdings Inc., LAB International Inc., Alexza Molecular Delivery Corporation, Aradigm Corporation, Barr Pharmaceuticals, Inc., CeNeS Pharmaceuticals plc and Alza Corporation.

Our success depends in part on developing and maintaining a competitive position in the development and commercialization of our products, licensed or owned, and technological capabilities in our areas of expertise. The biotechnology and pharmaceutical industries are subject to rapid and substantial technological change. While we will seek to expand our technological capabilities in order to remain competitive, there can be no assurance that developments by others will not render our products non-competitive or that we or our licensors will be able to keep pace with technological developments. Competitors have developed technologies that could be the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than our products and may be more effective or less costly than our products. In addition, other forms of medical treatment may offer competition to the products. The success of our competitors and their products and technologies relative to our technological capabilities and competitiveness could have a material adverse effect on the future pre-clinical and clinical trials of our products, including our ability to obtain the necessary regulatory approvals for the conduct of such trials.

We are subject to extensive government regulation that increases the cost and uncertainty associated with gaining final regulatory approval of our product candidates.

Securing final regulatory approval for the manufacture and sale of human therapeutic products in Canada and our other markets, including the United States, is a long and costly process that is controlled by that particular country’s national regulatory agency. The national regulatory agency in Canada is Health Canada, and in the United States it is the United States Health and Human Services Food and Drug Administration ("FDA"). Other national regulatory agencies have similar regulatory approval processes, but each is slightly different. Approval in either Canada or the United States does not assure approval by other national regulatory agencies, although often test results from one country may be used in applications for regulatory approval in another country.

Prior to obtaining final regulatory approval to market a drug product, every national regulatory agency has a variety of statutes and regulations which govern the principal development activities. These laws require controlled research and testing of products, government review and approval of a submission containing pre-clinical and clinical data establishing the safety and efficacy of the product for each use sought, approval of manufacturing facilities including adherence to good manufacturing practices during production and storage, and control of marketing activities, including advertising and labelling.

None of our products have been completely developed or tested and, therefore, we are not yet in a position to seek final regulatory approval to market any of our products. To date we have obtained various regulatory approvals to develop and test our products. Currently we are conducting an international Phase III trial of tesmilifene in metastatic and recurrent breast cancer in 700 patients. We have received regulatory approvals for the tesmilifene study in several countries, including Canada and the United States. In addition, nimotuzumab has been approved for testing in Canada and Europe, has been designated an orphan drug in Europe and has been approved by the FDA in the United States. Finally, DELEX has conducted Phase I and II trials in Canada of AeroLEF™.

Nimotuzumab, which is being developed in Canada and Europe, is also being separately developed or tested in Cuba. Cuba is among several nations which have been identified by the U.S. Department of State as being a state sponsoring terrorism and as such the U.S. Government has put in place certain anti-terrorism controls against Cuba. Although as of the date of this filing such anti-terrorism controls have not had any adverse affect on our operations, because of the anti-terrorism controls and the Helms-Burton Bill there is no assurance that the Corporation will be able to successfully complete clinical testing in the United States and obtain final regulatory approval in order to successfully commercialize our Cuban sourced products in that jurisdiction. There can be no assurance that the licensed products will be successfully commercialized. The process of completing clinical testing and obtaining final regulatory approval to market the licensed products is likely to take a number of years for most of the licensed products and require the expenditure of substantial resources. Any failure to obtain, or a delay in obtaining, such approvals could adversely affect our ability to develop the product and delay commercialization of the product. Further, there can be no assurance that our licensed products will prove to be safe and effective in clinical trials under the standards of the regulations in our territories or receive applicable regulatory approvals from applicable regulatory bodies.

Changes in government regulations although beyond our control could have an adverse effect on our business.

We have, or have had, licenses with, or clinical trials at, various academic organizations, hospitals and companies in Canada, Cuba, Italy, the United States and the United Kingdom and numerous other countries and depends upon the validity of our licenses and access to the data for the timely completion of clinical research in those jurisdictions. Any changes in the drug development regulatory environment or shifts in political attitudes of a government are beyond our control and may adversely affect our business.

Our business may also be affected in varying degrees by such factors as government regulations with respect to intellectual property, regulation or export controls. Such changes remain beyond our control and the effect of any such changes cannot be predicted.

These factors could have a material adverse effect on our ability to further develop our licensed products.

RISKS RELATED TO INTELLECTUAL PROPERTY AND LITIGATION

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

Our success will depend, in part, on our ability and our licensors’ ability to obtain patents, maintain trade secrets protection, and operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights. Certain licensors and the institutions that they represent, and in certain cases, us on behalf of the licensors and the institutions that they represent, have filed and are actively pursuing certain applications for Canadian and foreign patents. The patent position of pharmaceutical and biotechnology firms is uncertain and involves complex legal and financial questions for which, in some cases, important legal principles are largely unresolved. There can be no assurance that the patent applications made in respect of the licensed products will result in the issuance of patents, that the term of a patent will be extendable after it expires in due course, that the licensors or the institutions that they represent will develop additional proprietary products that are patentable, that any patent issued to the licensors or us will provide us with any competitive advantages, that the patents of others will not impede our ability to do business or that third parties will not be able to circumvent or successfully challenge the patents obtained in respect of the licensed products. The cost of obtaining and maintaining patents is high. Furthermore, there can be no assurance that others will not independently develop similar products which duplicate any of the licensed products, or, if patents are issued, design around the patent for the product. There can be no assurance that our processes or products or those of our licensors do not or will not infringe upon the patents of third parties, or that the scope of our patents or those of our licensors will successfully prevent third parties from developing similar and competitive products.

Much of our know-how and technology may not be patentable, though they may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. To help protect our intellectual property rights and proprietary technology, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

We maintain patents in connection with tesmilifene, Norelin™, nimotuzumab and AeroLEF™. The following is a description of our key current and pending patents in connection with these drug products.

TESMILIFENE

We are the exclusive licensee to patents and patent applications from the University of Manitoba for tesmilifene. Patents that claim the use of tesmilifene in combination with chemotherapeutic agents have issued in the United States, Europe, Japan, Canada and Australia. U.S. patent 5,859,065 broadly claims the use of tesmilifene and structurally related analogs in combination with any chemotherapeutic for the treatment of any cancer. Although the twenty-year term of this patent expires in December 2010, we plan to take full advantage of patent terms extensions of up to five additional years granted under the Patent Term Restoration Act in the United States. Other issued patents U.S. 6,284,799 and U.S. 5,747,543 expire in 2014 and 2015 respectively.

In addition to these granted patents, we are also exclusively licensed to patent applications relevant to the current clinical development program. Patent applications, based upon WO 03/039526 and WO 03/037318, have been nationalized not only in the United States, Western Europe, and Japan but also in emerging markets, including China, India, Asia, and Eastern Europe. These international patent applications claim the use of tesmilifene in patient subpopulations that benefit from the chemopotentiating and cytoprotective properties of the drug. Patents resulting from these patent filings will expire in November 2022.

In addition to patent protection, we intend to rely upon the available term of data exclusivity in the U.S. and other countries for NCE. Furthermore, full advantage will be taken of the Orange Book provisions in the United States and equivalent provision in Canada and other countries, as a means for delaying generic competition.

NORELIN™

We have a license to human therapeutic applications of this GnRH vaccine based on a leukotoxin-derived but non-leukotoxic carrier protein, to which multimeric units of GnRH are coupled at each flank. By eliciting an antibody response to GnRH, Norelin™ is designed to block GnRH from reaching its receptors in the pituitary gland.

The Norelin™ patent estate is extensive, and includes four key U.S. patents covering various aspects of Norelin™ as a composition of matter, the carrier component of the Norelin™ vaccine, as well as production of Norelin™ as a recombinant product. A key U.S. patent is U.S. 5,837,268, which covers the particular Norelin™ sequence, its formulation as a vaccine, and its end-use, and subject to any term restoration, will expire in 2012. Other key U.S. patents are U.S. 5,422,110; U.S. 5,708,155; and U.S. 5,837,268. All of the key patents are owned by the University of Saskatchewan and licensed to us, through Biostar.

In addition, we have more recently applied for our own patents covering the Norelin™ formulation and dosing regimen that is the subject of current clinical trials. Patents resulting from these applications will not expire until 2024.

We are aware of U.S. patent #6,303,123 owned by Aphton relating to the use of GnRH immunogenic conjugates to treat GnRH-dependent diseases, including prostatic hypertrophy, and we are developing a strategy for addressing this patent should it prove relevant to our commercial activities with Norelin™.

There can be no assurance that litigation or other proceedings will not be commenced seeking to challenge patent protection or patent applications of our licensors, or that any such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of patents related to our licensed drug products may be significant. In addition, it is possible that others may claim rights in our licensed drug products, patents or patent applications. These other persons could bring legal actions against us, our licensors or our customers or licensees claiming damages and seeking to enjoin them from using, manufacturing and marketing the affected products or processes. If any such action were successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to develop, use, license or market the affected product or process. There can be no assurance that we would prevail in any such action or that any required license would be made available or, if available, would be available on acceptable terms.

NIMOTUZUMAB

CIMYM is the exclusive licensee for particular territories including the United States under a patent estate that includes composition of matter coverage for nimotuzumab, and further includes coverage for nimotuzumab-based formulations and end-uses in the treatment of EGFR-dependent cancers. The composition of matter patents are granted in the United States, in Europe, are allowable in Japan, and are pending in Canada.

CIMYM's key U.S. patent, U.S. 5,891,996 expires in November 2015, and term extensions of up to five years may be available under the Patent Term Restoration Act. The same term and extension apply also to the key European patent, EP #712863.

We are aware of U.S. patent #5,770,195 a patent granted to Genentech, for the anti-cancer use of EGFr MAbs in combination with a cytotoxic agent. We are also aware of U.S. patents granted to others in this field. In April 2001 Rorer International (Overseas) ("Rorer") was issued the U.S. #6,217,866 which includes claims to any antibody targeting the EGFr administered with any anti-neoplastic agent. A counterpart patent has been granted in Europe. We have filed an opposition to the grant of the European patent. We believe that the Rorer patents are licensed to ImClone. In addition, we are aware of a separate series of national patent applications filed by ImClone, and represented by EP1080113, claiming the anti-cancer use of radiation in combination with any inhibitor of any receptor tyrosine kinase that is involved in the genesis of tumors. ImClone is also reported to have filed a PCT application covering the use of EGFr MAbs to treat patients having tumors that do not respond to treatment with conventional therapies. We are also challenging ImClone's claims in respect of the radiation-related patent applications by having filed additional prior art at the relevant national patent offices. The outcome of these challenges cannot be predicted, and there can be no assurance that we will succeed in challenging the validity or scope of patent claims by ImClone or any other patent applicant.

The manufacturing of nimotuzumab may fall within the scope of process patents owned by Protein Design Labs Inc., Genentech, and the Medical Research Council of the United Kingdom. We are aware that some of these process patents are currently being challenged by companies other than us. In the event any of the applicable process patents are upheld, we believe we will be able to obtain licenses under such patents on commercially reasonable terms, though there can be no assurance of this.

There may also be risks related to nimotuzumab and our other licenses for drug products originating from Cuba, namely TGFa Vaccine and HER-1 Cancer Vaccine. Cuba is a socialist country and, under the current patent law, ownership of the inventions of the Cuban inventors for which patent applications have been filed rests with the State. The material license agreements for our Cuban sourced products are as follows:

(a)	License Agreement between CIMYM and CIMAB, January 24, 2001 with respect to TGFa and HER-1, which agreement has been suspended in accordance with the terms of the Tarcanta out-licensing; and

(b)	License Agreement between our Corporation and CIMAB, dated May 3, 1995 with respect to nimotuzumab.

AEROLEF™

The AeroLEF™ product is described in four patent families. DELEX owns key patents, expiring in 2014, claiming a method of administering systemic analgesia by inhaling free and liposome-encapsulated opiod analgesic. North American coverage includes a reissued U.S. patent and a Canadian patent. DELEX owns two U.S. applications with counterpart PCT applications, expiring in 2024, claiming the formulation for use in a method comprised of continuously inhaling the formulation to deposit at least one rapid-onset opiod and one sustained-effect opiod in the lungs. A pending PCT application entitled "Stable Compositions" claims the liposomal composition and other physical characteristics.

We are aware of U.S. patents owned by Phares Pharmaceutical Research NV related to liposome compositions. These patents expire in 2008 and are not expected to adversely affect our commercial activities.

Our potential involvement in intellectual property litigation could negatively affect our business.

Our future success and competitive position depend in part upon our ability to maintain our intellectual property portfolio. There can be no assurance that any patents will be issued on any existing or future patent applications. Even if such patents are issued, there can be no assurance that any patents issued or licensed to us will not be challenged. Our ability to establish and maintain a competitive position may be achieved in part by prosecuting claims against others who we believe are infringing our rights and by defending claims brought by others who believe that we are infringing their rights. In addition, enforcement of our patents in foreign jurisdictions will depend on the legal procedures in those jurisdictions. Even if such claims are found to be invalid, our involvement in intellectual property litigation could have a material adverse effect on our ability to out-license any products that are the subject of such litigation. In addition, our involvement in intellectual property litigation could result in significant expense, which could materially adversely affect the use or licensing of related intellectual property and divert the efforts of our valuable technical and management personnel from their principal responsibilities, whether or not such litigation is resolved in our favor.

Product liability claims are an inherent risk of our business, and if our clinical trial and product liability insurance prove inadequate, product liability claims may harm our business.

Human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. We currently maintain clinical trial liability insurance with an ultimate net loss value of up to $5 million per claim and a policy aggregate of $10 million. We currently have no other product liability insurance and there can be no assurance that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could have a material adverse effect on our business by preventing or inhibiting the commercialization of our products, licensed and owned, if a product is withdrawn or a product liability claim is brought against us.

RISKS RELATED TO BEING A CANADIAN ENTITY

We are governed by the corporate laws in Nova Scotia, Canada which in some cases have a different effect on shareholders than the corporate laws in Delaware, United States.

The material differences between the Nova Scotia Companies Act (the "NSCA") as compared to the Delaware General Corporation Law ("DGCL") which may be of most interest to shareholders include the following: (i) for material corporate transactions (such as amalgamations, other extraordinary corporate transactions, amendments to the memorandum of association and amendments to the articles of association) the NSCA generally requires three-quarter majority vote by shareholders which in most instances requires a confirmatory resolution by a majority of the shareholders (and, in addition, especially where the holders of a class of shares is being affected differently from others, approval will be required by holders of two-thirds of the shares of such class voting in a meeting called for the purpose), whereas DGCL generally only requires a majority vote of shareholders for similar material corporate transactions; (ii) quorum for shareholders meetings is not prescribed under the NSCA and is only 5% under our articles of association, whereas under DGCL, quorum requires the holders of a majority of the shares entitled to vote to be present; and (iii) our articles of association require a special resolution and the Corporations Miscellaneous Provisions Act (Nova Scotia) requires three-quarters of all shareholders entitled to vote to pass a resolution for one or more directors to be removed, whereas DGCL only requires the affirmative vote of a majority of the shareholders.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the issue of our securities will be used for working capital and general corporate purposes.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

Our authorized share capital consists of 500,000,000 common shares without nominal or par value, 500,000,000 Class A non-voting common shares without nominal or par value, 500,000,000 Class A preferred shares without nominal or par value and 500,000,000 Class B preferred shares, issuable in series, without nominal or par value. As at January 23, 2006, there were 41,573,848 common shares, no Class A non-voting common shares and no Class A or Class B preferred shares outstanding.

The following is a summary of the material provisions attached to the common shares, the Class A preferred shares and the Class B preferred shares.

Common Shares

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of our corporation on a liquidation, dissolution or winding-up of our corporation and the entitlement to dividends. The holders of our common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the common shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of our corporation, the holders of our common shares will be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our corporation, to receive, on a pro rata basis, share for share, with the Class A non-voting common shares, all of the remaining property of our corporation. There are no pre-emptive or conversion rights and no provisions for redemption, retraction, purchase for cancellation or surrender or sinking or purchase funds.

Class A Preferred Shares and Class B Preferred Shares

The Class A preferred shares and Class B preferred shares are issuable in series. Each series may consist of such number of shares and have such designation, rights, privileges, restrictions and conditions attached thereto as may be determined by the board of directors, subject to the provisions attached to the Class A preferred shares as a class or the Class B preferred shares as a class. The Class A preferred shares and the Class B preferred shares each rank ahead of the common shares with respect to the distribution of our assets upon liquidation, dissolution or winding-up.

Shareholder Rights Plan

On December 8, 2004, our shareholders approved a shareholder rights plan.

Pursuant to the plan, the board of directors declared a distribution of one right for each outstanding common share to shareholders of record at the close of business on October 19, 2004 and authorized the issue of one right for each common share issued after that date and before the date that the plan expires or the rights separate from the common shares. The plan will expire at the close of business at the annual meeting of our shareholders to be held in 2007. The rights will separate from the common shares at the close of business on the eighth trading day (or such later day as determined by the hoard of directors) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% or more of the common shares by any person other than pursuant to a permitted bid. A “permitted bid” is an offer that is made to the holders of all common shares (other than the offeror) in compliance with the plan, is open for acceptance for at least 60 days, is accepted by holders holding more than 50% of the common shares and, if so accepted, is extended for a further 10 business days.

Dividend Policy

We have not paid any dividends since our incorporation. We will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of the board of directors to retain all earnings to finance our business plan.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common shares.

The prospectus supplement relating to any warrants offered hereunder will describe the terms of the warrants and the applicable offering, including some or all of the following:

•	the designation and aggregate number of warrants offered;

•	the currency or currencies in which the warrants will be offered;

•	the number of common shares that may be purchased on the exercise of the warrants and procedures that will result in an adjustment of that number;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares.

DESCRIPTION OF UNITS

We may issue units comprising any combination of the other securities described in this prospectus. Each unit will be issued so that the holder of such unit is also the holder of each security included in such unit. Therefore, the holder of a unit will have the rights and obligations of a holder of each included security (except in some cases where the right to transfer an included security of a unit may not occur without the transfer of the other included security comprising part of such unit).

The prospectus supplement relating to any units offered hereunder will describe the terms of the units and the applicable offering, including some or all of the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the unit agreement, if any, and, if applicable, collateral agreements relating to such units.

PLAN OF DISTRIBUTION

We may issue the securities offered by this prospectus in the Province of Ontario, Canada, the United States and elsewhere where permitted by law for cash or other consideration:

•	to or through underwriters, dealers, placement agents or other intermediaries,

•	directly to one or more purchasers, or

•	in connection with acquisitions by the Company.

The prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or other placement agents,

•	the purchase price of, and form of consideration for, the securities and the proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation,

•	any offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which the securities may be listed.

Only the underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

The securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements maybe customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable prospectus supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this prospectus by an investor who is a United States person (within the meaning of the United States Internal Revenue Code).

AUDITORS

The consolidated financial statements as at June 30, 2005 and 2004 and for each of the years in the three year period ended June 30, 2005 incorporated in this prospectus by reference have been audited by KPMG LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this short form base shelf prospectus will be passed upon for us by Heenan Blaikie LLP, Toronto, Ontario, with respect to matters of Canadian law, and Dorsey & Whitney LLP, Vancouver, B.C. and New York, NY with respect to matters of United States law. The partners and associates of Heenan Blaikie LLP and Dorsey & Whitney LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by YM.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common shares is CIBC Mellon Trust Company at its principal office in Toronto, Ontario.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under “Documents Incorporated by Reference”; consents of accountants and counsel; and powers of attorney.

PURCHASERS’ STATUTORY RIGHTS

The securities legislation of the Province of Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement and any amendment. The securities legislation of the Province of Ontario further provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the Province of Ontario. The purchaser should refer to any applicable provisions of the securities legislation of the Province of Ontario for the particulars of these rights or consult with a legal adviser.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Nova Scotia Companies Act does not restrict a company from indemnifying directors and provides that in any proceeding against a director for negligence or breach of trust it appears to the court hearing the case that the director or person is or may be liable in respect of the negligence or breach of trust, but has acted honestly and reasonably and ought fairly to be excused for the negligence or breach of trust, the court may relieve him, either wholly or partly, from his liability on such terms as the court may think proper. Our Articles of Association also provide that no director or officer, former director or officer, or person who acts or acted at our request, as a director or officer of our corporation, a body corporate, partnership or other association of which we are or were a shareholder, partner, member or director, in the absence of any dishonesty on such person's part, shall be liable for the acts, receipts, neglects or defaults of any other director or other such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to our corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of our corporation, or through the insufficiency or deficiency of any security in or upon which any of the funds of our corporation are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Under our Articles of Association, every director or officer, former director or officer, or person who acts or acted at our request, as a director or officer of our corporation, a body corporate, partnership or other association of our corporation, in the absence of any dishonesty on the part of such person, shall be indemnified by our corporation against, and it shall be the duty of the directors out of the funds of our corporation to pay to the fullest extent permitted by law, all costs, losses and expenses, including legal fees and disbursements and including any amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of our corporation or such body corporate, partnership or other association, whether we are a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on our property and have priority as against the shareholders over all other claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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EXHIBITS

Exhibit	Description

4.1	Annual information form dated September 8, 2005 (incorporated by reference to the registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2005).
4.2
Audited comparative consolidated balance sheets as at June 30, 2005 and 2004 and consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three year period ended June 30, 3005, including the notes thereto and the auditors’ report thereon (incorporated by reference to the registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2005).

4.3
Management’s discussion and analysis of financial condition and results of operations for the year ended June 30, 2005 (incorporated by reference to the registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2005).

4.4
Unaudited comparative interim consolidated financial statements as at and for the three months ended September 30, 2005, including the notes thereto (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on November 16, 2005).

4.5
Management’s discussion and analysis of financial condition and results of operations for the three months ended September 30, 2005 (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on November 16, 2005).

4.6
Management information circular dated September 20, 2005 in respect of the annual and special meeting of shareholders held on November 17, 2005 (excluding information which is not required to be incorporated by reference into the Canadian prospectus) (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on September 29, 2005).

4.8
Supplemental information on Canadian and United States Generally Accepted Accounting Principles in respect of the registrant’s unaudited comparative interim consolidated financial statements as at and for the three months ended September 30, 2005 and 2005 (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on January 23, 2006).

5.1	Consent of KPMG.
5.2	Consent of Heenan Blaikie LLP.
6.1	Powers of Attorney (included on the signature page of this registration statement).

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Canada, on this 24th day of January, 2006.

YM BIOSCIENCES INC.

By:	/s/ David G.P. Allan
Name: David G.P. Allan
Title: Chairman of the Board and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David G.P. Allan and Len Vernon, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on January 24, 2006:

Signature	Title

/s/ David G.P. Allan	Chairman of the Board and Chief Executive Officer
David G.P. Allan	(Principal Executive Officer)

/s/ Len Vernon	Director, Finance & Administration
Len Vernon	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas I.A. Allen	Director
Thomas I.A. Allen

Director
Mark Entwistle

/s/ John Friedman	Director
John Friedman

/s/ Henry Friesen	Director
Henry Friesen

/s/ Julius Vida	Director
Julius Vida

/s/ Gilbert Wenzel	Director
Gilbert Wenzel

/s/ Tryon M. Williams	Director
Tryon M. Williams

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on January 24, 2006.

By:	/s/ Julius Vida
Name: Julius Vida
Title: Director

III-3

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form dated September 8, 2005 (incorporated by reference to the registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2005).
4.2
Audited comparative consolidated balance sheets as at June 30, 2005 and 2004 and consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three year period ended June 30, 3005, including the notes thereto and the auditors’ report thereon (incorporated by reference to the registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2005).

4.3
Management’s discussion and analysis of financial condition and results of operations for the year ended June 30, 2005 (incorporated by reference to the registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2005).

4.4
Unaudited comparative interim consolidated financial statements as at and for the three months ended September 30, 2005, including the notes thereto (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on November 16, 2005).

4.5
Management’s discussion and analysis of financial condition and results of operations for the three months ended September 30, 2005 (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on November 16, 2005).

4.6
Management information circular dated September 20, 2005 in respect of the annual and special meeting of shareholders held on November 17, 2005 (excluding information which is not required to be incorporated by reference into the Canadian prospectus) (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on September 29, 2005).

4.7
Supplemental information on Canadian and United States Generally Accepted Accounting Principles in respect of the registrant’s unaudited comparative interim consolidated financial statements as at and for the three months ended September 30, 2005 and 2005 (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on January 23, 2006).

5.1	Consent of KPMG.
5.2	Consent of Heenan Blaikie LLP.
6.1	Powers of Attorney (included on the signature page of this registration statement).